Exhibit 10.10

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AND ADVISORY SERVICES AGREEMENT (the “Agreement”) dated as of September 30, 2013, and effective as of August 22, 2013, by and among Televicentro of Puerto Rico, LLC, a Delaware limited liability company (the “Company”), Hemisphere Media Group, Inc., a Delaware corporation and indirect parent of the Company (“Hemisphere”), and Jose E. Ramos (“Executive”).

WHEREAS, Executive and the Company previously entered into that certain Employment and Advisory Services Agreement dated as of November 2, 2010 (the “Previous Agreement”);

WHEREAS, the Company desires to amend and restate certain terms of the Previous Agreement and Executive is willing to serve the Company for the period and upon such other terms and conditions of this Agreement; and

WHEREAS Executive’s agreement to enter into this Agreement and be bound by the terms hereof, including the restrictive covenants herein, is a material inducement to Hemisphere’s willingness to grant stock options and restricted stock to Executive and Hemisphere would not otherwise grant such stock options and restricted stock to Executive if Executive did not agree to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below:

1.                                      Term.  (a)  The term of Executive’s employment under this Agreement shall commence on August 22, 2013 (the “Effective Date”) and shall continue until December 31, 2016 (the “Employment Expiration Date”); provided, however, that Executive’s employment under this Agreement may be terminated at any time pursuant to the provisions of Section 4.  The period of time from the Effective Date through the termination Executive’s employment hereunder pursuant to its terms is herein referred to as the “Employment Term,” and the combined period of time with the Advisory Services Period (defined below), unless sooner terminated, is hereinafter referred to as the “Term.”

(b)                                 Executive agrees and acknowledges that the Company will not extend the Employment Term or to continue Executive’s employment following the Employment Expiration Date, and Executive expressly acknowledges that no promises or understandings to the contrary have been made or reached.

(c)                                  For purposes of this Agreement, the following terms, as used herein, shall have the definitions set forth below.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct or indirect ownership interest shall be treated as an Affiliate of the Company.

“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Governmental Entity” means any national, state, county, local, municipal or other government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated entity or other entity.

“Plan” means the Hemisphere Media Group, Inc. 2013 Equity Incentive Plan.

2.                                      Duties and Responsibilities.  (a)  During the Employment Term, Executive agrees to be employed and devote substantially all of Executive’s business time and efforts to the Company and its Affiliates (including, without limitation, oversight of television networks, WAPA America and WAPA 2 Deportes and website, WAPA.TV) and the promotion of its and their interests and the performance of Executive’s duties and responsibilities hereunder as President and General Manager of WAPA-TV, a division of the Company, upon the terms and conditions of this Agreement.  Executive shall perform such lawful duties and responsibilities as directed from time to time by the Chief Executive Officer of the Hemisphere (“CEO”) or his designee that are customary for President and General Manager of a division of a corporation of the size and nature of the Company.

(b)                                 During the Term, Executive shall report directly to the CEO or the CEO’s designee.  Executive acknowledges that Executive’s duties and responsibilities shall require Executive to travel on business to the extent necessary to fully perform Executive’s duties and responsibilities hereunder.  Except as otherwise provided herein, it is anticipated that Executive shall physically be on Company premises (or traveling on Company business) during normal business hours (unless absent due to vacation, injury, illness or other approved leave of absence).

(c)                                  During the Term, Executive shall use Executive’s best efforts to faithfully and diligently serve the Company and shall not act in any capacity that is in conflict with Executive’s duties and responsibilities hereunder; provided, however, Executive may manage Executive’s personal investments and affairs and participate in non-profit, educational, charitable and civic activities, to the extent that such activities do not interfere with the performance of Executive’s duties hereunder, and are not in conflict with the business interests of the Company or its Affiliates or otherwise compete with the Company or its Affiliates.  Except as provided in the immediately preceding sentence, for the avoidance of doubt, during the Term Executive shall not be permitted to become engaged in or render services for any Person other than the Company and its Affiliates, and shall not be permitted to be a member of the board of directors of any company, in any case without the consent of the Company (for all purposes under this Agreement, any required consent of the Company shall be evidenced by a duly authorized resolution of the Company’s board of directors (“Board”)); provided however, that Executive may continue to serve on any boards of directors on which Executive is currently serving as of the Effective Date and set forth on Exhibit A.

3.                                      Compensation and Related Matters.  (i)  Base Salary.  During the Employment Term, for all services rendered under this Agreement, Executive shall receive an aggregate annual base salary (“Base Salary”) at an initial rate of $650,000 through December 31, 2013; thereafter, beginning on January 1, 2014, Executive shall receive a Base Salary at a rate of $600,000 through December 31, 2014 (which shall be increased to $650,000 on January 1, 2015 and $700,000 on January 1, 2016), payable in accordance with the Company’s applicable payroll practices.  Base Salary shall be subject to review by the Board annually for any further increases, but not decreases, deemed necessary or appropriate in its sole discretion.  References in this Agreement to “Base Salary” shall be deemed to refer to the most recently effective annual base salary rate.

(b)                                 Advisory Services Following Expiration of the Employment Term.

(i)                                     Provided that Executive’s employment has not been earlier terminated pursuant to Section 4, commencing on January 1, 2017 and ending December 31, 2018 (the “Advisory Services Period”), Executive’s employment with the Company hereunder shall have terminated, and Executive shall provide certain “Advisory Services” (as defined below) to the Company on the terms contained in this Section 3(b).

(ii)                                  During the Advisory Services Period, Executive shall provide to the Company, as a consultant and not as an employee, advice and recommendations with respect to (i) existing and potential programming licenses for the television station WAPA-TV located in San Juan, Puerto Rico (the “Station”); (ii) pricing for advertising and other services rendered by the Station;  (iii) hiring and personnel matters relating to the Station (including the hiring of the Station’s general manager and general sales manager); and (iv) such other matters relating to the business and operation of the Station as requested by the Company (the foregoing, collectively, the “Advisory Services”). Notwithstanding anything to the contrary contained herein, in no event shall Executive be required to spend or devote more than thirty six (36) hours per calendar month to the performance of the Advisory Services except as Executive and the Company shall otherwise agree in writing.

(iii)                               Executive shall not be required to be based in San Juan, Puerto Rico during the Advisory Services Period in connection with the performance of the Advisory Services, except that Executive agrees that he will travel to the Station’s facilities upon the reasonable request of the Company, at the Company’s reasonable expense, consistent with its travel and expense polices, in connection with the Advisory Services.

(iv)                              Subject to Section 4 hereof, in consideration of the Advisory Services, the Company shall pay Executive during the Advisory Services Period consulting fees at an annual rate of $250,000 (the “Advisory Service Fee”), which shall be earned and paid pro-rata on a bi-weekly basis in conformity with the Company’s salary payment policies.

(v)                                 During the Advisory Services Period, Executive acknowledges and agrees that (i) Executive will be an independent contractor of the Company and not an employee of the Company or any of its Affiliates, and nothing contained in this Agreement shall be construed to imply a joint venture, partnership or principal-agent or employment relationship between the Company or any of its Affiliates, on the one hand, and Executive, on the other hand, (ii) Executive shall not have any right to act for, represent or otherwise bind the Company or any of its Affiliates in any manner, unless he receives prior express written permission to do so from the Company as necessary to perform the Advisory Services; (iii) neither Executive nor any of his employees or service providers shall be entitled to participate in any employee benefit plans or programs of the Company or any of its Affiliates, and (iv) Executive shall be responsible for the payment of his portion of any and all required federal, state, local and foreign taxes (including self-employment taxes) incurred, or to be incurred, in connection with any amounts payable to Executive under this Agreement, and Executive hereby agrees to indemnify and hold harmless the Company and its Affiliates in relation to Executive’s failure to pay any and all federal, state, local and foreign taxes due in any country, tax withholding and tax deductions, and any interest and penalties applied thereon, on any earnings, payments or other compensation made with respect to this Agreement and the Advisory Services provided hereunder.

(c)                                  Equity.  On August 22, 2013, Hemisphere granted Executive, pursuant to, and subject to, the terms of the Plan and an option grant certificate attached hereto as Exhibit B, an option (the “Option”) to purchase 60,000 shares of Hemisphere common stock (the “Stock”).  Each share of Stock subject to the Option has an exercise price equal to the fair market value of a share of Stock on the date of grant.  On August 22, 2013, Hemisphere granted Executive pursuant to, and subject to, the terms of the Plan and a restricted stock certificate attached hereto as Exhibit C, 60,000 restricted shares of Stock.

(d)                                 Benefits and Perquisites.  During the Employment Term, Executive shall be entitled to participate in the employee benefit plans and programs, including paid vacations, generally available to other non-union employees of the Company, except that Executive shall not be entitled to receive a Christmas bonus or to participate in any other bonus program that may hereafter be provided to Company employees.  In addition, during the Employment Term, the Company shall provide Executive with (a) medical benefits in accordance with the terms of the Company’s medical benefit plan currently entitled Triple SSS Group Medical Plan and (b) a company car (to be approved by Hemisphere) and an appropriate level of insurance.  Executive shall be responsible for all required maintenance and gasoline expenses. Executive further agrees that the vehicle will be driven only by Executive or other authorized Company personnel and that such vehicle will at all times be maintained in a good condition, subject to normal wear and tear.

(e)                                  Business Expense Reimbursements.  During the Term, the Company shall promptly reimburse Executive for Executive’s reasonable and necessary business expenses incurred in connection with performing Executive’s duties hereunder in accordance with its then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred).

(f)                                   Indemnification.  The Company agrees that in the event Executive is, or is threatened to be, made a party to any pending, contemplated or threatened action, suit, arbitration or other proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal (each a “Proceeding”), by reason of the fact that Executive is or was, or had agreed to become, an officer, employee, agent, representative or fiduciary of the Company and/or Hemisphere, or is or was serving at the request of the Company as a board member, officer, employee, agent or fiduciary of another Person, the Company or Hemisphere shall indemnify and hold Executive harmless, to the maximum extent permitted by the Company’s governing documents or, if greater, by applicable law (but not in any event in contravention of the Company’s or Hemisphere’s governing documents), against all expenses, damages, liabilities and losses incurred by Executive, provided that Executive acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company or Hemisphere, and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful; provided, further, that Executive shall not be entitled to any such indemnification (A) in respect of any Proceeding based upon or attributable to Executive gaining in fact any personal profit or advantage to which he is not entitled or resulting from Executive’s fraudulent, dishonest or willful misconduct, (B) to the extent Executive has already received indemnification or payment pursuant to the Company’s or Hemisphere’s operating agreement or other governing documents, D&O insurance or otherwise or (C) in respect of any Proceeding initiated by Executive, unless the Company or Hemisphere has joined in or the Board or Hemisphere’s board of directors has authorized such Proceeding.  Expenses incurred by Executive in defending any claim shall be paid by the Company or Hemisphere in advance of the final disposition of such claim upon receipt by the Company or Hemisphere of an undertaking by or on behalf of Executive to repay such amount if it shall be ultimately determined that Executive is not entitled to be indemnified by the Company or Hemisphere pursuant to this Section 3(i).  To the extent the Company or Hemisphere maintains an insurance policy covering the errors and omissions of its Board members, members of Hemisphere’s board of directors and officers, Executive shall be covered by such policy during the Employment Term and for six years following Executive’s termination of employment in a manner no less favorable than Board members, members of Hemisphere’s board of directors and other officers of the Company or Hemisphere.  Any amounts paid by Hemisphere or the Company pursuant to this Section 3(f) shall be deemed to be paid by the other party, to the extent required to avoid the duplication of any payments hereunder.

4.                                      Termination of Employment or Services.  (i)  Executive’s employment or the Advisory Services may be terminated by either party at any time and for any reason; provided, however, that Executive shall be required to give the Company at least 90 days advance written notice of any voluntary resignation of Executive’s employment or termination of Advisory Services hereunder (and in such event the Company in its sole discretion may elect to accelerate Executive’s date of termination of employment or the Advisory Services, it being understood that such termination shall still be treated as a voluntary resignation for purposes of this Agreement).  Notwithstanding the foregoing, Executive’s employment or the Advisory Services shall automatically terminate upon Executive’s death.

(b)                                 Following any termination of Executive’s employment or Advisory Services, notwithstanding any provision to the contrary in this Agreement, the obligations of the Company to pay or provide Executive with compensation and benefits under Section 3 shall cease, and the Company shall have no further obligations to provide compensation or benefits to Executive hereunder except (i) for payment of (x) any accrued but unpaid Base Salary or Advisory Service Fees, as applicable, through the date of termination, (y) any accrued but unused vacation days, and (z) any unreimbursed expenses under Section 3(e), in each case accrued or incurred through the date of termination of employment or services, payable as soon as practicable and in all events within 30 days following termination of employment or services, (ii) as explicitly set forth in any other benefit plans, programs or arrangements applicable to terminated employees in which Executive participates, other than severance plans or policies, and (iii) as otherwise expressly required by applicable law (collectively, the “Accrued Obligations”).  For the avoidance of doubt, in the case of Executive’s death, any payments to be made to Executive in accordance with this Section 4 shall be paid to Executive’s beneficiaries, devisees, heirs, legates or estate, as applicable.

(c)                                  (i)                                     Except as otherwise provided herein, if Executive’s employment is terminated by the Company without Cause (other than due to death or Disability (as defined below), then Executive, in addition to the Accrued Obligations, shall be entitled to receive an amount equal to Executive’s Base Salary that Executive would have been entitled to receive had Executive continued to be employed through the Employment Expiration Date (the “Severance Payment”).   The Severance Payment shall be paid during the remaining portion of the Employment Term as if Executive had continued to be employed through such date in substantially equal installments consistent with the Company’s payroll practices.  If Executive’s employment is terminated by the Company without Cause during the Employment Term, then Executive shall be entitled to one-half of the Advisory Service Severance Payment (defined below).

(ii)                                  Except as otherwise provided herein, if the Company elects to terminate the Advisory Services without Cause (other than due to death or Disability, then Executive, in addition to the Accrued Obligations, shall be entitled to receive an amount equal to the Advisory Service Fee that Executive would have been entitled to receive had Executive continued to be engaged by the Company through the expiration of the Advisory Services Period (the “Advisory Service Severance Payment”).   The Advisory Service Severance Payment shall be paid during the remaining portion of the Advisory Services Period as if Executive had continued to be engaged through such date in substantially equal installments consistent with the Company’s payroll practices.

(iii)                               If Executive’s employment is terminated due to death, then Executive, in addition to the Accrued Obligations, shall be entitled to receive the Executive’s Base Salary through the end of the month in which Executive’s death occurred.  If Executive’s employment is terminated by the Company due to Disability, then Executive, in addition to the Accrued Obligations, shall be entitled to receive Executive’s Base Salary, through the earlier of (A) the Employment Expiration Date, (B) 180 days after the date of Disability or (C) the date of Executive’s death, which in each case shall be subject to offset on a dollar-for-dollar basis for any amounts paid to Executive under any Company benefit plan which provides income-disability benefits.

(iv)                              If Executive’s Advisory Services are terminated due to death, then Executive, in addition to the Accrued Obligations, shall be entitled to receive the Advisory Service Fee through the end of the month in which Executive’s death occurred.  If Executive’s Advisory Services are terminated by the Company due to Disability, then Executive, in addition to the Accrued Obligations, shall be entitled to receive the Advisory Service Fee, through the earlier of (A) the termination of the Advisory Services Period, (B) 180 days after the date of Disability or (iii) the date of Executive’s death, which in each case shall be subject to offset on a dollar-for-dollar basis for any amounts paid to Executive under any Company benefit plan which provides income-disability benefits.

(v)                                 Any payments or benefits under Section 4(c)(i), 4(c)(ii), 4(c)(iii) or 4(c)(iv) shall be (A) conditioned upon Executive and the Company having executed a mutual, irrevocable waiver and general release of claims substantially in a form attached hereto as Exhibit D (the “Release”) that has become effective in accordance with its terms, (B) subject to Executive’s continued compliance with the terms of this Agreement and (C) subject to Section 25.

(vi)                              For purposes of this Agreement, “Cause” means: (A) Executive’s willful refusal to perform his duties for the Company, which refusal or failure remains uncured for 15 days after he receives written notice from the CEO or the Board demanding cure; (B) in carrying out his duties under the Agreement, Executive engages in willful misconduct, or neglect, that in either case causes material economic harm to the Company’s or Hemisphere’s business or reputation; (C) Executive’s material failure to comply with Company policies, as now in existence or as may hereafter be modified or promulgated in writing and provided to Executive; (D) Executive’s engagement in conduct which (x) constitutes a criminal offense, or (y) is or may be unlawful, to the possible detriment of the Company, any of its Affiliates or Executive’s own reputation; or (E) Executive’s indulgence in a pattern of improper or disorderly conduct, Executive’s failure to perform his work in an efficient manner, or Executive’s performance or work belatedly, negligently or in violation of the Company’s standards

(vii)                           For purposes of this Agreement, “Disability” means Executive would be entitled to long-term disability benefits under the Company’s long-term disability plan as in effect from time to time, without regard to any waiting or elimination period under such plan and assuming for the purpose of such determination that Executive is actually participating in such plan at such time.  If the Company does not maintain a long-term disability plan, “Disability” means Executive’s inability to perform Executive’s duties and responsibilities hereunder due to physical or mental illness or incapacity that is expected to last for a consecutive period of 90 days or for a period of 120 days in any 365 day period as determined by the Board in its good faith judgment.

(d)                                 Upon termination of Executive’s employment or services for any reason, upon the Company’s request Executive agrees to resign, as of the date of such termination of employment or services or such other date requested, from the Board and any committees thereof (and, if applicable, from the board of directors (and any committees thereof) of any Affiliate of the Company) to the extent Executive is then serving thereon.

(e)                                  The payment of any amounts accrued under any benefit plan, program or arrangement in which Executive participates shall be subject to the terms of the applicable plan, program or arrangement, and any elections Executive has made thereunder.  Except as prohibited by the terms of any Company benefit plan, program or arrangement, the Company may offset any amounts due and payable by Executive to the Company or its subsidiaries against any amounts the Company owes Executive hereunder; provided, however, no offsets shall be permitted against amounts that constitute deferred compensation subject to Section 409A.  Except as set forth in this Section 4(e), Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there shall be an offset on a dollar-for-dollar basis against amounts or benefits due to Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company or its affiliates may have against him or any remuneration or other benefit earned or received by the Executive after such termination.

5.                                      Noncompetition and Nonsolicitation.  For purposes of Sections 5, 6, 7, 8, 9, 10 and 11 of this Agreement, references to the Company shall include its subsidiaries and Affiliates.

(a)                                 Executive agrees that Executive shall not, while an employee of the Company or serving as a consultant during the Advisory Services Period and during the one-year period following termination of employment or the Advisory Services, as applicable, (such collective duration, the “Restriction Period”), directly or indirectly, without the prior written consent of the Company:

(i)                                     (A) engage in activities or businesses (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business) anywhere in the world that are principally or primarily in the business of producing or distributing Spanish language media content, or owning or operating Hispanic television networks (“Competitive Activities”) or (B) assisting any Person in any way to do, or attempt to do, anything prohibited by this Section 5(a)(i)(A) above; or

(ii)                                  perform any action, activity or course of conduct which is substantially detrimental to the businesses or business reputations of the Company, including (A) soliciting, recruiting or hiring (or attempting to solicit, recruit or hire) any employees of the Company or Persons who have worked for the Company during the 12-month period immediately preceding such solicitation, recruitment or hiring or attempt thereof; (B) soliciting or encouraging (or attempting to solicit or encourage) any employee of the Company to leave the employment of the Company; (C) intentionally interfering with the relationship of the Company with any Person who or which is employed by or otherwise engaged to perform services for, or any customer, client, supplier, licensee, licensor or other business relation of, the Company; or (D) assisting any Person in any way to do, or attempt to do, anything prohibited by Section 5(a)(ii)(A), (B) or (C) above.

The Restriction Period shall be tolled during (and shall be deemed automatically extended by) any period in which Executive is in violation of the provisions of this Section 5(a).

(b)                                 The provisions of Section 5(a) shall not be deemed breached as a result of (i) Executive’s passive ownership of less than an aggregate of 3% of any class of securities of a Person engaged, directly or indirectly, in Competitive Activities, so long as Executive does not actively participate in the business of such Person; provided, however, that such stock is listed on a national securities exchange.

(c)                                  Without limiting the generality of Section 11, notwithstanding the fact that any provision of this Section 5 is determined not to be specifically enforceable, the Company may nevertheless be entitled to recover monetary damages as a result of Executive’s material breach of such provision.

(d)                                 Executive acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information (as defined below), business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill.  Executive acknowledges that Executive is being provided with significant additional consideration (to which Executive is not otherwise entitled), including stock options and restricted stock, to induce Executive to enter into this Agreement.  Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.  Executive further acknowledges that although Executive’s compliance with the covenants contained in Sections 5, 6, 7, 8 and 9 may prevent Executive from earning a livelihood in a business similar to the business of the Company, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.

6.                                      Nondisclosure of Confidential Information.  (i)  Executive acknowledges that Executive is and shall become familiar with the Company’s Confidential Information (as defined below), including trade secrets, and that Executive’s services are of special, unique and extraordinary value to the Company.  Executive acknowledges that the Confidential Information obtained by Executive while employed by the Company or serving as a consultant during the Advisory Services Period is the property of the Company.  Therefore, Executive agrees that Executive shall not disclose to any unauthorized Person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions in violation of this Agreement; provided, however, that if Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogatory, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (i) Executive shall promptly notify in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (ii) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, Executive shall disclose only that portion of the Confidential Information which, in the written opinion of Executive’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (iii) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(b)                                 For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business or affairs of the Company, including, without limitation, all business information (whether or not in written form) which relates to the Company, or its customers, suppliers or contractors or any other third parties in respect of which the Company has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of Executive’s breach of this Agreement, including but not limited to: technical information or reports; formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information will not include such information known to Executive prior to Executive’s involvement with the Company or information rightfully obtained from a third party (other than pursuant to a breach by Executive of this Agreement).  Without limiting the foregoing, Executive agrees to keep confidential the existence of, and any information concerning, any dispute between Executive and the Company, except that Executive may disclose information concerning such dispute to his immediate family, to the court that is considering such dispute or to Executive’s legal counsel and other professional advisors (provided that such counsel and other advisors agree not to disclose any such information other than as necessary to the prosecution or defense of such dispute).

(c)                                  Except as expressly set forth otherwise in this Agreement, Executive agrees that Executive shall not disclose the terms of this Agreement, except to Executive’s  immediate family and Executive’s financial and legal advisors, or as may be required by law or ordered by a court.  Executive further agrees that any disclosure to Executive’s financial or legal advisors shall only be made after such advisors acknowledge and agree to maintain the confidentiality of this Agreement and its terms.

(d)                                 Executive further agrees that Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

7.                                      Return of Property.  Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company, in whatever form (including electronic), and all copies thereof, that are received or created by Executive while an employee of the Company or its subsidiaries or Affiliates or a consultant during the Advisory Services Period (including but not limited to Confidential Information and Inventions (as defined below)) are and shall remain the property of the Company, and Executive shall immediately return such property to the Company upon the termination of Executive’s employment and, in any event, at the Company’s request.  Executive further agrees that any property situated on the premises of, and owned by, the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice.

8.                                      Intellectual Property Rights.  (i)  Executive agrees that the results and proceeds of Executive’s services (including consulting services) for the Company (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee or consultant of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Executive whatsoever.  If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company under the immediately preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company without any further payment to Executive whatsoever.  As to any Invention that Executive is required to assign, Executive shall promptly and fully disclose to the Company all information known to Executive concerning such Invention.

(b)                                 Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments.  To the extent Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights.  This Section 8(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being Executive’s employer.  Executive further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries.  Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof.  In addition, Executive shall execute, verify and deliver assignments of such Proprietary Rights to the Company or its designees.  Executive’s obligations under this Section 8 shall continue beyond the termination of Executive’s employment or services with the Company.

(c)                                  Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

9.                                      Nondisparagement.  Executive shall not, whether in writing or orally, malign, denigrate or disparage the Company, its respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided that nothing herein shall or shall be deemed to prevent or impair Executive from, in the course of and consistent with his duties for the Company, making public comments which include good faith, candid discussions, or acknowledgements regarding the Company’s performance or business, or discussing other officers, directors, and employees in connection with normal performance evaluations, or otherwise testifying truthfully in any legal or administrative proceeding where such testimony is compelled, or requested or from otherwise complying with legal requirements.  The Company shall not, and shall instruct its senior executives not to, whether in writing or orally, malign, denigrate or disparage Executive, or otherwise publish (whether in writing or orally) statements that tend to portray Executive in an unfavorable light; provided that nothing herein shall or shall be deemed to prevent or impair the Company or any such executives discussing Executive in connection with normal performance evaluations or from testifying truthfully in any legal or administrative proceeding where such testimony is compelled, or requested or from otherwise complying with legal requirements.

10.          Notification of Subsequent Employer.  Executive hereby agrees that prior to accepting employment with, or agreeing to provide services to, any other Person during any period during which Executive remains subject to any of the covenants set forth in Section 5, Executive shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company.

11.          Remedies and Injunctive Relief.  Executive acknowledges that a violation by Executive of any of the covenants contained in Section 5, 6, 7, 8 or 9 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate.  Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company, shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 5, 6, 7, 8 or 9 in addition to any other legal or equitable remedies it may have.  The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted.

12.          Representations of Executive; Advice of Counsel.  (a)  Executive represents, warrants and covenants that as of the date hereof:  (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject.

(b)           Executive represents that, prior to execution of this Agreement, Executive has been advised by an attorney of Executive’s own selection regarding this Agreement.  Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel.  Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

13.          Cooperation.  Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against any of Executive and the Company, its respective Affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, which relates to events occurring during Executive’s employment or services with the Company and its Affiliates as to which Executive may have relevant information

(including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of employment or services, the Company shall reimburse Executive for expenses reasonably incurred in connection therewith, and further provided that any such cooperation occurring after the termination of Executive’s employment or services shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs.

14.          Withholding Taxes.  The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.

15.          Assignment.  (a)  This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive, except for the assignment by will or the laws of descent and distribution of any accrued pecuniary interest of Executive, and any assignment in violation of this Agreement shall be void.  The Company may assign this Agreement, and its rights and obligations hereunder, to any of its Affiliates.

(b)           This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale or similar transaction, and, in the event of Executive’s death, Executive’s estate and heirs in the case of any payments due to Executive hereunder).

(c)           Executive acknowledges and agrees that all of Executive’s covenants and obligations to the Company, as well as the rights of the Company and its Affiliates hereunder, shall run in favor of and shall be enforceable by the Company or its Affiliates and its successors and assigns.

16.          Governing Law; No Construction Against Drafter.  This Agreement shall be deemed to be made in the State of Delaware, and the validity, interpretation, construction, and performance of this Agreement in all respects shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of law.  No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

17.          Consent to Jurisdiction; Waiver of Jury Trial.  (a)  Except as otherwise specifically provided herein, Executive, the Company and its Affiliates each hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware (or, if subject matter jurisdiction in that court is not available, in any state court located within the State of Delaware) over any dispute arising out of or relating to this Agreement.  Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 17(a); provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 17 or enforcing any judgment obtained by the Company.

(b)           The agreement of the parties to the forum described in Section 17(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law.  The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 17(a), and the parties agrees that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 17(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c)           The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 22.

(d)           Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement.  Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 17(d).

(e)           Each party shall bear its own costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement; provided that, the Company shall reimburse the Executive for reasonable attorneys’ fees and expenses to the extent that Executive substantially prevails as to a material issue with respect to any matters subject to dispute hereunder.

18.          Amendment; No Waiver.  No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company (other than Executive).  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

19.          Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party; provided, however, that if any term or provision of Section 5, 6, 7, 8 or 9 is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect to the fullest extent permitted by law; provided further, that in the event that any court of competent jurisdiction shall finally hold in a non-appealable judicial determination that any provision of Section 5, 6, 7, 8 or 9 (whether in whole or in part) is void or constitutes an unreasonable restriction against Executive, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.  Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

20.          Entire Agreement.  This Agreement, including the Exhibits hereto, constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Executive and the Company (including, without limitation, the Previous Agreement), relating to such subject matter; for the avoidance of doubt, Executive shall not be entitled to any amounts that may have been previously due, owed, payable, or hereafter earned, under the heading, “Disposition Bonus” set forth in Section 4 of the Previous Agreement.  None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

21.          Survival.  The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Executive’s employment or services hereunder or any settlement of the financial rights and obligations arising from Executive’s employment or services hereunder, to the extent necessary to preserve the intended benefits of such provisions.

22.          Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or electronic image scan (pdf) or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles or email addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:	Hemisphere Media Group, Inc.
2000 Ponce de Leon Blvd, Suite 500
Coral Gables, FL 33140
Attention: Legal Department

With a copy (which shall not constitute notice hereunder) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Fax: (212) 757-3990
Attention: Jeffrey D. Marell, Esq.
Email: jmarell@paulweiss.com

If to Executive:	Jose E. Ramos
At the most recent address and fax or email in Company personnel records

Notices delivered by facsimile shall have the same legal effect as if such notice had been delivered in person.

23.          Headings and References.  The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement.  When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

24.          Counterparts.  This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

25.          Section 409A.

(a)           For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time.  The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A.  Notwithstanding the foregoing, the Company shall not be liable to, and the Executive shall be solely liable and responsible for, any taxes or penalties that may be imposed on such Executive under Section 409A of the Code with respect to Executive’s receipt of payments hereunder.

(b)           Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (iii) Executive is employed by a public company or a controlled group affiliate thereof:  no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s separation from service or, if earlier, Executive’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(c)           Any payment or benefit due upon a termination of Executive’s employment or services that represents a “deferral of compensation” within the meaning of Section 409A shall commence to be paid or provided to Executive 61 days following a “separation from service” as defined in Treas. Reg. § 1.409A-1(h), provided that Executive executes, if required by Section 4(c)(v), the release described therein, within 60 days following his “separation from service.”  Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A.  Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A.  For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment”, “termination”, or words and phrases of similar import, shall be deemed to refer to Executive’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

(d)           Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs.  To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

TELEVICENTRO OF PUERTO RICO, LLC.

By:	/s/ Alan J. Sokol
Name: Alan J. Sokol
Title: President

HEMISPHERE MEDIA GROUP, INC.

By:	/s/ Alan J. Sokol
Name: Alan J. Sokol
Title: President and Chief Executive Officer

JOSE E. RAMOS

/s/ Jose E. Ramos